UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERRIGO COMPANY

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515 Eastern Avenue

Allegan, Michigan 49010

Telephone: (269) 673-8451

NOTICE OF PERRIGO COMPANY’S 2010 ANNUAL MEETING OF SHAREHOLDERS

We are pleased to invite you to Perrigo Company’s Annual Meeting of Shareholders.

Date:	Wednesday, October 27, 2010

Time:	10:00 a.m. Eastern Time

Place:	Allegan County Area Technical & Education Center
2891 116th Avenue (M-222)
Allegan, Michigan 49010

The purpose of this Annual Meeting is to:

•	elect three directors,

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, and

•	consider and act upon other business that may properly come before the meeting.

While all shareholders are invited to attend the meeting, only shareholders of record on September 3, 2010 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please vote your shares as soon as possible regardless of whether you plan to attend the Annual Meeting so that your shares will be represented and voted at the meeting. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card.

Because of changes to the rules that guide how brokers vote your stock, brokers may no longer vote your shares regarding the election of directors unless they have your specific instructions on how to vote your shares. Please return your proxy card so your vote can be counted.

Our 2010 Annual Report to Shareholders is enclosed and is available along with the proxy statement at http://www.perrigo.com/proxymaterials.

Todd W. Kingma

Secretary

September 15, 2010

Perrigo Company

Proxy Statement

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about September 15, 2010.

Questions and Answers

Shareholders of publicly held companies often ask the following questions. We trust that the answers will assist you in casting your vote.

1.	Why did I receive these proxy materials?

You received these proxy materials because you were a shareholder of record or a beneficial owner of Perrigo common stock on September 3, 2010, which entitles you to vote at our 2010 Annual Meeting of Shareholders.

2.	What am I voting on?

You will be voting on two proposals at our annual meeting: (a) the election of three directors and (b) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

3.	What are the recommendations of the Board of Directors?

The Board of Directors recommends that you vote FOR the election of each director nominee and FOR the ratification of the appointment of Ernst & Young LLP. In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the meeting.

4.	Who may vote?

Only shareholders of record at the close of business on September 3, 2010, the record date, may vote their shares at the Annual Meeting. On that date, there were 92,115,612 shares of Perrigo common stock outstanding.

5.	How many votes do I have?

You have one vote for each share of Perrigo common stock that you owned on the record date.

6.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other holder of record for your benefit, you are considered the “beneficial owner” of shares held in street name. The broker, bank or other holder of record is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy card or proxy voting instruction form included with this proxy statement or by following the instructions for voting by telephone or on the Internet.

7.	How do I vote?

If you own shares that are traded through NASDAQ, you may vote your shares in any of the following four ways:

1. By mail:	complete, sign and date the proxy card or voting instruction form and return it in the enclosed envelope.

2. By telephone:	call the toll-free number on the proxy card, enter the control number on the proxy card and follow the recorded instructions.

3. By Internet:	go to the website listed on the proxy card, enter the control number on the proxy card and follow the instructions provided.

4. In person:	attend the Annual Meeting, where ballots will be provided.

You may also vote by telephone or over the Internet if you hold your shares through a bank or broker that offers either of those options. If you choose to vote in person at the Annual Meeting and your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on September 3, 2010, the record date for voting.

If you own shares that are traded through the Tel-Aviv Stock Exchange (the “TASE”), you may vote your shares in one of the following two ways:

1. By mail:	complete, sign and date the proxy card or voting instruction form and attach to it an ownership certificate from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE’s Clearing House”) member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on September 3, 2010, the record date for voting, and return the proxy card or voting instruction form, along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 34003, Tel Aviv, Israel 61340. If the TASE member holding your shares is not a TASE’s Clearing House member, please make sure to include an ownership certificate from the TASE’s Clearing House member in which name your shares are registered.

2. In person:	attend the Annual Meeting, where ballots will be provided. If you choose to vote in person at the Annual Meeting, you need to bring an ownership certificate from the TASE’s Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on September 3, 2010, the record date for voting. If the TASE member holding your shares is not a TASE’s Clearing House member, please make sure to include an ownership certificate from the TASE’s Clearing House member in which name your shares are registered.

8.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Judy L. Brown and Todd W. Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the Annual Meeting. In that event, your proxy will be voted FOR the election of each director nominee, FOR the ratification of the appointment of Ernst & Young LLP, and FOR or AGAINST any other properly raised matters at the discretion of Judy Brown and Todd Kingma.

9.	What can I do if I change my mind after I vote my shares?

If your shares are traded through the NASDAQ, you may revoke your proxy at any time before it is exercised in one of the following four ways:

1.	notify our Secretary in writing before the Annual Meeting that you are revoking your proxy (your notice should be sent to our address on the cover of this proxy statement);

2.	submit another proxy with a later date;

3.	vote by telephone or Internet after you have given your proxy; or

4.	vote in person at the Annual Meeting.

If your shares are traded through the TASE, you may revoke your proxy at any time before it is exercised in one of the following three ways:

1.	notify our Secretary in writing before the Annual Meeting that you are revoking your proxy (your notice should be sent to our designated address for that purpose in Israel, P.O. Box 34003, Tel Aviv, Israel 61340);

2.	submit another proxy with a later date; or

3.	vote in person at the Annual Meeting.

10.	What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of Perrigo shares entitled to vote at the Annual Meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.

Abstentions and broker non-votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker submits a proxy that does not indicate a vote for a proposal because he or she does not have voting authority and has not received voting instructions from you.

11.	What is the required vote?

In the election of directors, the three nominees receiving the highest number of votes will be elected. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast on the proposal at the meeting.

If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the election of directors unless they receive specific instructions from you on how to vote your shares. If you do not provide your bank, broker or other holder of record with specific voting instructions relative to shares you beneficially own, those shares will not be voted relative to the election of directors; rather, they will be considered “broker non-votes” having no effect on the election of directors. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP even if they do not receive voting instructions from you. In other words, no broker non-votes will occur in connection with the ratification of the appointment of Ernst & Young LLP. Abstentions will have no effect on the election of the directors or on the ratification of the appointment of Ernst & Young LLP.

12.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

13.	How do I submit a shareholder proposal for next year’s Annual Meeting?

You must submit a proposal to be included in our proxy statement for the 2011 Annual Meeting no later than May 18, 2011. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”). You may also submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2011 Annual Meeting. If you want to do this, we must receive your written proposal on or after July 29, 2011, but on or before August 18, 2011. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to exercise discretionary voting power as to that proposal, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an Annual Meeting, the advance notice provisions of our by-laws require that your notice of the proposal must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of shares of Perrigo common stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Secretary at the address on the cover of this proxy statement.

14.	How do I nominate a director at next year’s Annual Meeting?

If you wish to nominate an individual for election as a director at the 2011 Annual Meeting under our by-laws, we must receive your nomination on or after July 29, 2011, but on or before August 18, 2011. To properly bring a nomination before next year’s Annual Meeting, the advance notice provisions of our by-laws require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of shares of Perrigo common stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of Perrigo common stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of his or her independence; and (9) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Secretary at the address on the cover of this proxy statement.

15.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

16.	Can I access these proxy materials on the internet?

Yes. The proxy statement and our 2010 Annual Report and a link to the means to vote by internet are available at http://www.perrigo.com/proxymaterials.

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer reports directly to the Board, and members of our executive management regularly advise the Board on those business segments for which each has management responsibility. Members of our Board are kept informed through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Governance Guidelines. The Board may amend these Guidelines from time to time. We will mail a copy of these Guidelines to any shareholder upon written request to our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, Michigan, 49010. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the NASDAQ listing standards.

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code to any shareholder upon written request to our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, MI 49010.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet the independence requirements of NASDAQ. The Board of Directors has determined that nine of our eleven directors are independent, including Laurie Brlas, Gary M. Cohen, David T. Gibbons, Ran Gottfried, Ellen R. Hoffing, Michael J. Jandernoa, Gary K. Kunkle, Jr., Herman Morris, Jr. and Ben-Zion Zilberfarb.

A director will not be considered independent unless the Board of Directors determines that the director meets the NASDAQ independent requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has concluded that each director, other than Moshe Arkin and Joseph C. Papa, is independent as defined in the NASDAQ listing standards. Mr. Papa is not independent under these standards because he is currently serving as an officer of Perrigo. Mr. Arkin is not independent under these standards because he served as an officer of Perrigo within the past three years.

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight of the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Compensation Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance. These committees report to the full Board on risk management matters.

Management presents to the full Board its view of the major risks facing the Company in a dedicated “enterprise risk management” presentation at least once a year. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, tax and capital allocations), and consideration of extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management. The Board has full access to management as well as the ability to engage advisors, to assist it in its risk oversight role.

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. While the Board has no fixed policy with respect to the combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, our Corporate Governance Guidelines provide that, if the Chairman of the Board is an executive officer or for any reason is not an independent director, the independent directors of the Board are required to elect a Lead Independent Director. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Independent Director and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure. Having one person serve as both Chairman of the Board and Chief Executive Officer provides clear leadership for the Company and helps ensure accountability for the successes and failures of the Company. At the same time, having a Lead Independent Director vested with key duties and responsibilities and three independent Board Committees chaired by independent directors provides a formal structure for strong, independent oversight of the Chairman and Chief Executive Officer and the rest of the Company’s management team.

Lead Independent Director

Since August 2003, the Board of Directors has appointed an independent director to serve as Lead Independent Director. The role of the Lead Independent Director includes:

•	presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•

serving as a liaison between the Chairman and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;

•	having the authority to call meetings of the independent directors; and

•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The term of the Lead Independent Director position is three years, subject to annual reviews by our Nominating & Governance Committee. The Lead Independent Director is selected from those Perrigo directors who are independent, who have had a minimum of three years of service on Perrigo’s Board of Directors, and who have not been a former executive officer of Perrigo.

Gary K. Kunkle, Jr. has held the position of Lead Independent Director since August 2009.

Board of Directors and Committees

Perrigo’s Board of Directors met eight times during fiscal year 2010. In addition to these meetings of the full Board, directors attended Board committee meetings. The Board of Directors has standing Audit, Compensation and Nominating & Governance Committees; and there were a total of 19 committee meetings in fiscal year 2010. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served in fiscal year 2010.

We encourage all of our directors to attend our Annual Meeting of Shareholders. All of the directors attended our 2009 Annual Meeting.

The Board has adopted a charter for each of the Audit, Compensation and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under For Investors – Corporate Governance and are available in print to shareholders upon written request to our Secretary, Todd W. Kingma, 515 Eastern Avenue, Allegan, MI 49010.

Audit Committee

During fiscal year 2010, the Audit Committee met seven times. The committee consists solely of the following independent directors: Laurie Brlas (Chair), Gary K. Kunkle, Jr. and Ben-Zion Zilberfarb.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 38.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NASDAQ listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NASDAQ listing standards. The Board has also determined that Laurie Brlas has the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Compensation Committee

During fiscal year 2010, the Compensation Committee met six times. The committee consists solely of the following independent directors: Michael J. Jandernoa (Chair), Ellen R. Hoffing and Ran Gottfried.

The Compensation Committee reviews and recommends to the Board compensation arrangements for the Chief Executive Officer and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, bonuses and incentive and equity compensation, and administers Perrigo’s incentive and other long-term employee compensation plans. The Compensation Committee has engaged Meridian Compensation Partners, LLC as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo has not retained Meridian Compensation Partners, LLC to perform any other compensation-related or consulting services for Perrigo. Additional information regarding the processes and procedures of the Compensation Committee is presented in the Compensation Discussion and Analysis – Program Administration section, beginning on page 14.

Nominating & Governance Committee

During fiscal year 2010, the Nominating & Governance Committee met six times. The Committee consists solely of the following independent directors: Herman Morris, Jr. (Chair), Michael J. Jandernoa and Gary M. Cohen.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees for the next annual meeting of shareholders. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the Chief Executive Officer on an as needed basis.

Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, Michigan 49010. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Lead Independent Director will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review upon the request of any Board member.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our by-laws. The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is re-nominated for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees, seeking input from other Board members, the Chief Executive Officer, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual meeting by following the process described in this proxy statement under Questions and Answers – How do I nominate a director at next year’s Annual Meeting? Assuming that a properly submitted shareholder recommendation for a potential nominee is timely received, the Nominating & Governance Committee and Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

When there is a substantial change in a director’s principal occupation or business association, our Corporate Governance Guidelines require the director to approach the Chair of the Board and the Chair of the Nominating & Governance Committee immediately to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the resignation.

Stock Ownership

Each non-executive director is required to attain stock ownership at a level equal to five times his or her annual cash retainer. Non-executive directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Elements of Compensation – Executive Stock Ownership Guidelines section, beginning on page 22. Our non-executive directors are in compliance with these guidelines.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the Policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the Policy, a copy of which is available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Nominating & Governance Committee reviews the information provided in these questionnaires.

Lease Agreement

Through our subsidiary, Perrigo Israel Pharmaceuticals Ltd. (formerly Agis Industries (1983) Ltd.), we lease approximately 60,000 square feet of office space in Bnei-Brak, Israel from Arkin Real Estate Holdings (1961) Ltd., a corporation that is wholly owned by Moshe Arkin, who is a director and the former Vice Chairman of Perrigo. The lease pre-dates Perrigo’s acquisition of Agis. In 2006, Perrigo Israel exercised an option to extend the lease term until December 31, 2011. In January 2008, the rent under the lease was reduced pursuant to a rental adjustment mechanism under the lease based on then-current market rates. The total rent paid under the lease in fiscal 2010 was $565,614. We believe the rent and other terms of this lease are no less favorable to us than terms we could have obtained from an unrelated third party for similar property.

Nominating Agreement

In connection with Perrigo’s acquisition of Agis, Perrigo entered into a Nominating Agreement with Moshe Arkin on November 14, 2004 that was amended on July 12, 2005 and September 10, 2005. Pursuant to the amended Nominating Agreement, and subject to Perrigo’s Corporate Governance Guidelines, Perrigo agreed to name Mr. Arkin to Perrigo’s Board of Directors. Perrigo also agreed to give Mr. Arkin the right to nominate an additional independent director and, in the event of a vacancy on the Perrigo Board, to nominate a second independent director to the Board, and to invite such directors to serve on either the Audit or Compensation Committees, in each case subject to their respective qualifications and Perrigo’s Corporate Governance Guidelines.

Mr. Arkin exercised his rights under the Nominating Agreement by nominating Mr. Gottfried and Mr. Zilberfarb, who were elected to the Board in February 2006 and February 2007, respectively. Mr. Arkin’s right to nominate up to two individuals to serve on the Board terminated when Mr. Arkin both ceased to own at least 9% of the outstanding shares of Perrigo common stock and ceased to own 9,000,000 shares of Perrigo common stock. Mr. Arkin’s right to serve on the Board will terminate when he ceases to own at least 5,000,000 shares of Perrigo common stock.

Director Compensation

Directors who are Perrigo employees receive no fees for their services as directors. Non-employee directors receive a $65,000 annual cash retainer fee covering all regular and special Board meetings and the Annual Meeting of Shareholders. Each non-employee director also receives stock options having a Black-Scholes value of $60,000 on the grant date and an annual restricted stock grant having a value of $60,000 on the grant date based upon the closing price of our stock on that date. The Black-Scholes model used in determining the value of stock options granted to directors incorporates an expected term of ten years, which reflects the full life of the option. The option and restricted stock grants are made on the date of the Annual Meeting of Shareholders pursuant to our shareholder-approved 2008 Long-Term Incentive Plan (the “LTIP”) and are intended to directly link an element of director compensation to shareholders’ interests. Each grant of options and restricted stock vests on the date of the next Annual Meeting of Shareholders.

The Chairs of the Audit, Compensation and Nominating & Governance Committees receive annual cash retainers of $18,000, $12,000 and $10,000, respectively. The other members of the Audit, Compensation and Nominating & Governance Committees receive annual cash retainers of $10,000, $8,000 and $6,000, respectively. The Lead Independent Director also receives a $15,000 annual cash retainer. These annual cash retainers cover all regular and special committee meetings.

Directors receive compensation of $1,000 per day for activities requiring travel in furtherance of Board or Perrigo business (other than to and from Board and committee meetings). We also reimburse directors for travel expenses incurred in connection with attending Board and committee meetings and participating in other Board or Perrigo business.

The following table summarizes the compensation of our non-employee directors who served during fiscal year 2010.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Moshe Arkin	65,000	59,985	39,288	164,273
Laurie Brlas	82,000	59,985	39,288	181,273
Gary M. Cohen	76,000	59,985	39,288	175,273
David T. Gibbons	65,000	59,985	39,288	164,273
Ran Gottfried	73,000	59,985	39,288	172,273
Ellen R. Hoffing	73,000	59,985	39,288	172,273
Michael J. Jandernoa	82,333	59,985	39,288	181,606
Gary K. Kunkle, Jr.	85,000	59,985	39,288	184,273
Herman Morris, Jr.	74,166	59,985	39,288	173,439
Ben-Zion Zilberfarb	75,000	59,985	39,288	174,273

1)	Represents the grant date fair value of 1,514 shares of service-based restricted stock granted to each non-employee director in November 2009, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Stock awards include only service-based restricted stock, which fully vest one year after the grant date. The grant date fair value is based on $39.62 per share, the closing price of our common stock on the NASDAQ on the grant date, November 9, 2009.

As of June 26, 2010, each non-employee director held 1,514 unvested shares of restricted stock, except for Mr. Arkin who held 19,066.

2)	Represents the grant date fair value of an option to purchase 3,053 shares of our common stock granted to each non-employee director in November 2009, calculated in accordance with FASB ASC Topic 718. These option awards fully vest one year after the grant date. For fiscal 2010, weighted average assumptions used to calculate these amounts are included in the footnotes to our audited financial statements for the fiscal year ended June 26, 2010 included in our Annual Report on Form 10-K.

As of June 26, 2010, each non-employee director held unvested options to purchase 3,053 shares of our common stock, except for Mr. Arkin who held unvested options to purchase 36,160 shares.

The total number of shares subject to vested stock options held by each non-employee director as of June 26, 2010 was: Mr. Arkin, 12,091; Ms. Brlas, 18,815; Mr. Cohen, 13,815; Mr. Gibbons, 43,001; Mr. Gottfried, 13,815; Ms. Hoffing 4,157; Mr. Jandernoa, 32,096; Mr. Kunkle, 18,815; Mr. Morris, 21,483; and Mr. Zilberfarb, 12,365.

Ownership of Perrigo Common Stock

Directors, Nominees and Executive Officers

The following table shows how much Perrigo common stock the directors, nominees, named executive officers, and all directors, nominees and executive officers as a group beneficially owned as of September 3, 2010, the record date. The percent of class owned is based on 92,115,612 shares of Perrigo common stock outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation Tables on page 26.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned	Options Exercisable Within 60 Days of Record Date	Total	Percent of Class
Directors and Nominees

Moshe Arkin (1)	6,810,875	34,513	6,845,388	7.43%
Laurie Brlas	15,428	21,868	37,296	*
Gary M. Cohen	15,857	16,868	32,725	*
David T. Gibbons	40,885	46,054	86,939	*
Ran Gottfried	8,856	16,868	25,724	*
Ellen R. Hoffing	3,298	7,210	10,508	*
Michael J. Jandernoa (2)	2,457,122	24,536	2,481,658	2.69%
Gary K. Kunkle, Jr.	19,901	21,868	41,769	*
Herman Morris, Jr. (3)	17,794	24,536	42,330	*
Joseph C. Papa	122,037	144,734	266,771	*
Ben-Zion Zilberfarb	6,356	15,418	21,774	*

Named Executive Officers Other Than Directors

Judy L. Brown	20,133	3,600	23,733	*
John T. Hendrickson (4)	63,176	53,560	116,736	*
Todd W. Kingma (5)	26,845	32,743	59,588	*
Refael Lebel	9,344	19,439	28,783	*

Directors and Executive Officers as a Group (21 Persons) (6)	9,675,955	520,848	10,196,803	11.07%

*	Less than 1%.

(1)	Shares owned consist of 6,722,824 shares owned by Nichsei Arkin Ltd., which Mr. Arkin controls, and 13,585 shares owned directly by Mr. Arkin. Mr. Arkin’s address is c/o Perrigo Company, Attn: General Counsel, 515 Eastern Ave., Allegan, MI 49010.

(2)	Shares owned consist of 5,115 shares owned directly by Mr. Jandernoa; 1,690,944 shares owned by the Michael J. Jandernoa Trust, of which Mr. Jandernoa is trustee; 376,247 shares owned by the Susan M. Jandernoa Trust, of which Mrs. Jandernoa is trustee; 43,663 shares owned by the Michael J. Jandernoa 2009 2-Year Grantor Trust, of which Mr. Jandernoa is trustee; 43,663 shares owned by the Susan M. Jandernoa 2009 2-Year Grantor Trust, of which Mrs. Jandernoa is trustee; 148,745 shares owned by the Michael J. Jandernoa December 2009 grantor Trust, of which Mr. Jandernoa is trustee; and 148,745 shares owned by the Susan M. Jandernoa December 2009 Grantor Trust, of which Mrs. Jandernoa is trustee. Mr. Jandernoa’s address is c/o Perrigo Company, Attn: General Counsel, 515 Eastern Ave., Allegan, MI 49010.

(3)	Shares owned include 3,000 shares owned as custodian for Mr. Morris’ children.

(4)	Shares owned include 63,176 shares owned by the Mary Hendrickson Trust, of which JPMorgan Chase is trustee.

(5)	Shares owned include 600 shares owned by Mr. Kingma’s children.

(6)	See footnotes 1 through 5. Includes directors and executive officers as of September 3, 2010, the record date.

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo common stock. The percent of class owned is based on 92,115,612 shares of Perrigo common stock outstanding as of September 3, 2010.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	6,277,870	6.81%

1)	BlackRock, Inc. has sole voting and investment power with respect to all of the shares. This information is based on a Schedule 13G/A filed with the SEC on January 29, 2010.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo common stock with the SEC. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during fiscal year 2010, except that Ms. Brlas filed a Form 4 on November 13, 2009 reporting the November 9, 2009 annual equity grant for her service as a director and that Mr. Gibbons filed a Form 4 on May 26, 2010 reporting the July 2007 forfeiture of previously granted performance-based restricted shares.

Executive Compensation

Compensation Discussion and Analysis

This section summarizes the objectives and each element of the compensation program for our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers who were serving at the end of the last fiscal year (collectively referred to as the “named executive officers”). You should review this section with the tabular disclosures that begin with the Summary Compensation Table on page 26.

Named Executive Officers

The names and titles of our named executive officers for fiscal year 2010 are:

Name	Title
Joseph C. Papa	Chairman, President and Chief Executive Officer
Judy L. Brown	Executive Vice President, Chief Financial Officer
John T. Hendrickson	Executive Vice President, Global Operations and Supply Chain
Todd W. Kingma	Executive Vice President, General Counsel and Secretary
Refael Lebel	Executive Vice President, President – Perrigo Israel

Program Administration

The Compensation Committee of the Board of Directors (the “Committee”), which is composed entirely of independent directors, oversees our executive compensation program. Each year the Committee reviews and approves the elements of compensation for all executive officers, including the named executive officers. The Committee submits its recommendations regarding the CEO’s compensation to the independent directors of the Board for approval. The CEO makes recommendations regarding the compensation of the other executive officers to the Committee for the Committee’s approval. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant to assist it in considering and analyzing market practices and trends, as well as management’s compensation recommendations. Perrigo has not retained Meridian to perform any other compensation-related or consulting services for Perrigo. In addition, management and the Committee periodically review compensation survey data published by Hewitt Associates, LLC, Mercer Human Resource Consulting, and Towers Watson.

Compensation Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain highly qualified executives,

•	ensure a strong linkage between an executive’s compensation and company and individual performance (pay-for-performance),

•	provide a pay package that is competitive with comparable companies, and

•	ensure officers and non-employee directors continually maintain a required level of stock ownership.

We believe that these objectives help us not only to compete for executive talent in a highly competitive industry, but also to maximize long-term returns to our shareholders.

Target Pay Philosophy

Our philosophy is to compensate our executives fairly within the prevailing competitive range of market practice and to tie a significant portion of the total compensation package to performance. With respect to an individual named executive officer’s salary and target incentive opportunity, we consider a number of factors, including median market levels for positions with comparable responsibilities; the individual’s competencies, experience and performance; and the aggregate cost to Perrigo. Salary adjustments and incentive awards are based on Company and division financial performance and individual performance. We set other executive benefits and perquisites, which are limited in number, based on our desire to minimize the number of unique benefits for executives, consideration of market practices, recruiting needs and statutory requirements. Actual earned compensation may vary from targeted levels based on Company, division and individual performance.

The Use of Market Comparison Data in our Executive Compensation Decisions

The Committee uses information provided by its consultant, Meridian, on the compensation practices of certain other companies as one of the factors in evaluating both the structure of our executive compensation program and target compensation. Management also receives data periodically from Mercer regarding market base salary and annual and long-term incentive target levels for each officer position. The Committee considers this information, together with the factors described in the “Target Pay Philosophy” section above, in determining executive compensation.

As our product portfolio has grown to include more pharmaceutical products regulated by the U.S. Food and Drug Administration, the comparison group used by the Committee has increasingly focused on comparably sized generic pharmaceutical companies. In fiscal 2010, this comparison group consisted of the following 14 companies:

Alcon Laboratories, Inc.	Par Pharmaceutical Companies, Inc.
Biovail Corporation	Sanofi Pasteur *
Chattem, Inc.	Sepracor, Inc.
Endo Pharmaceuticals Holdings Inc.	Takeda Pharmaceutical Company Ltd. *
King Pharmaceuticals, Inc.	TAP Pharmaceutical Products, Inc. *
Mylan Inc.	Warner Chilcott Ltd.
Novartis Corporation *	Watson Pharmaceuticals, Inc.

*	Represents a subsidiary company.

This group is referred to as the “Comparison Group” and was selected by the Committee based on the recommendations of Meridian, the Committee’s independent compensation consultants and management. Meridian provides information on the pay practices of the Comparison Group to the extent that information is available.

In establishing compensation levels for the named executive officers, the Committee does not focus exclusively on market comparison data for positions with comparable responsibilities; rather, that data is one factor that the Committee uses when setting compensation levels for each element of our program (salary, annual cash incentive and equity-based compensation) and for the combined total of these elements. In addition to market comparison data, other factors considered when determining compensation include the individual’s competencies, experience and performance; Company and division financial performance; and the aggregate cost to Perrigo. Ultimately, considering market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives.

Tally Sheets

To assist it in making compensation decisions, the Committee annually reviews compensation tally sheets that contain comprehensive historical, current and projected data on the total compensation and benefits package for each of our named executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for various termination events (including terminations with and without cause and terminations for death, disability, retirement or following a change of control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. The tally sheets reviewed by the Committee, which are prepared by management and reviewed by the Committee’s independent compensation consultant, generally contain data that are substantially similar to the data contained in the tables presented below.

Elements of Compensation

We believe the objectives of our executive compensation program are collectively best achieved through a compensation package comprised of the following elements:

•	base salary;

•	annual cash incentive awards;

•	long-term stock-based compensation that includes:

-	stock options,

-	service-based restricted units, and

-	performance-based restricted units; and

•	benefits.

In fiscal 2010, performance-based compensation, which includes annual cash incentive awards, stock options and performance-based restricted units, represented approximately 62% of our CEO’s targeted annual compensation and between 49% and 55% of the remaining named executive officers’ targeted annual compensation.

Meridian conducts an annual comparison of our executive compensation structure and practices to those of the Comparison Group. Based on its most recent review in 2010, Meridian concluded that the structure of Perrigo’s compensation program is competitive with industry practices and consistent with the program objectives described above. After considering this advice, the Committee decided not to make any changes to the structure of our program.

A description of the primary role of each compensation element is described below, followed by a discussion of the individual elements of compensation for the named executive officers, including the CEO, during fiscal year 2010.

Base Salaries

Base salaries are a fixed pay element provided to recognize and reward an individual’s position, competencies, experience and performance. The Committee determines base salaries for the named executive officers other than the CEO. For the CEO, the Committee submits its recommendation regarding the CEO’s base salary to the independent directors of the Board for their approval. Factors that the Committee may consider in determining an executive’s salary include comparisons among positions internally and externally, performance, job experience and unique role responsibilities. To assist the Committee in this process, each year the CEO provides the Committee with salary recommendations for each other named executive officer as well as summaries of each other named executive officer’s individual performance.

Executives are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Comparison Group. Executives are also eligible for salary adjustments for promotions or changes in job responsibilities.

Annual Incentive Award Opportunities

The Management Incentive Bonus Plan (the “MIB Plan”), which is part of the Perrigo Company Annual Incentive Plan that our shareholders approved on November 4, 2008, is intended to motivate and reward participants for achieving and exceeding specific, annual financial goals that support our objective of increasing long-term shareholder value. Participants in the MIB Plan include the executive officers (including the named executive officers), other management level personnel and other selected individuals. Substantially all other employees participate in other annual incentive plans.

Near the beginning of each fiscal year, the Committee reviews and approves the performance target goals and payout schedules for the MIB Plan. These goals and individual bonus targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Following the end of the fiscal year, the Committee reviews Perrigo’s actual results against the performance target goals to determine what level Management Incentive Bonus (“MIB”) will be paid. The MIB Plan payout schedules provide for payouts at or above the bonus target only if performance results meet or exceed our performance goals, excluding any items and events that are non-operational in nature. To ensure that awards reflect an executive’s performance and contribution to our results, the Committee, or the independent directors in the case of the CEO, also has the discretion to adjust any named executive officer’s actual award up by as much as 50% or down by as much as 100% based on individual performance, provided that, in the case of any upward adjustment, the maximum incentive award opportunity for any individual executive has been limited to 200% of the target award since fiscal 2009. Awards are paid in cash.

Reflecting our commitment to pay-for-performance, actual incentive payouts may vary from target levels based on Perrigo, division and individual performance. For all participants in the MIB Plan, including the named executive officers, the MIB and any discretionary bonus payouts have together averaged about 127% of target (ranging from 0% to 214% of target) over the prior ten fiscal years and about 99% over the prior fifteen fiscal years. The expectation is that, over long periods of time, incentive payouts will average around the target level.

The fiscal 2010 target annual incentive award opportunities, as a percentage of base salary, were 100% for the CEO and 60% for the other named executive officers. The range of award opportunities is listed in the Grants of Plan-Based Awards for Fiscal Year 2010 table on page 28.

The 2010 MIB targets and payouts for our international participants, including Mr. Lebel, are denominated in local currencies.

Near the beginning of fiscal 2010, the Committee approved a matrix of target award opportunities for the MIB Plan that corresponded to various levels of actual net income performance as a percentage of the net income goals. Under the MIB plan as approved by the Committee, the maximum pool of funds available for all fiscal 2010 awards under the MIB Plan is capped at 200% of the aggregate target award for all participants and, since fiscal year 2009, the maximum incentive award opportunity for any individual participant in the MIB Plan is limited to 200% of the target award.

The following chart shows the formula for overall MIB funding for fiscal year 2010:

Performance Level	Funding Level
Below 80% of performance target	No funding
At 80% of performance target	50% funding of target awards (Threshold)
Every 1% increase between 80% and 100% of performance target	An additional 2.5% of funding
At 100% of performance target	100% funding of target awards (Target)
Every 1% increase above 100% of performance target	An additional 5% of funding (to a maximum of 200%)
At or above 120% of performance target	200% funding of target awards (maximum)

The net income target for all participants in the MIB Plan for fiscal 2010 was $195 million. This target represented a 9% growth in MIB net income over the prior fiscal year’s MIB net income. In addition, the MIB Plan for fiscal 2010 required net income of at least $156 million in order for participants to receive any payment under the plan in fiscal 2010.

Perrigo’s actual net income performance for fiscal 2010, as calculated under the MIB Plan, was $262 million. This $262 million consisted of $223 million of net income as reported in our financial statements, plus $39 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included income and charges related to acquisitions not included in Perrigo’s original plan for fiscal year 2010, restructuring charges, asset impairments and other expenses.

The fiscal 2010 MIB net income performance represented a 47% increase in MIB net income from the prior year’s MIB net income and approximately 134% of the MIB net income target. Based on the payout matrix for the 2010 MIB Plan, the pool of funds available for all fiscal 2010 awards under the MIB Plan was 200% of the target award.

The pool of available funds was then allocated among seven business units, including Corporate, using a mathematical formula based on the relative performance of each business unit. This allocation determined the actual pay-out for members of each respective business unit, which ranged from a low of 152.5% to a high of 200%.

Prior to fiscal 2010, the Committee approved the following performance measurements to determine how the pool of available MIB funds would be allocated among the various business units, including Corporate:

•	net income at the corporate level, which applied to each named executive officer; and

•	operating income and working capital turnover at the business unit/division level.

Beginning in fiscal 2010, the “corporate metric” for the 2010 Corporate MIB plan was modified to include a working capital turnover component to provide a focus at the corporate level on cash generation and balance sheet management. Working capital turnover measures Perrigo’s ability to convert the operating income required to support customers into cash over a period of time, with a higher working capital turnover rate corresponding to higher cash flow. With this change, 86% of the fiscal 2010 Corporate metric was based on net income performance, while 14% was based on working capital turnover.

The net income and working capital turnover targets for participants in the Corporate MIB Plan for fiscal year 2010 were $195 million and 4.18 turns, respectively. In addition, the Corporate MIB Plan for fiscal 2010 required net income and working capital turnover of at least $156 million and at least 3.34 turns in order for participants to receive any payouts relative to those components under that Plan in fiscal 2010.

Perrigo’s actual net income and working capital turnover performance for fiscal 2010, as calculated under the Corporate MIB Plan, were $262 million and 5.01 turns, respectively. The fiscal 2010 MIB net income and working capital turnover performance represented approximately 134% of the MIB net income target and 120% of the working capital turnover target. Based on the payout matrix for the 2010 Corporate MIB Plan and the weighting between the net income and working capital turnover components, the bonus payouts under the 2010 Corporate MIB Plan, which included each named executive officer, were 200% of the bonus target after applying the 200% maximum bonus cap. Prior to applying the cap, the payout matrix would have resulted in a 270% payout.

While the 200% payout was based on the payout matrix for the 2010 Corporate MIB Plan, we believe this payout level is also supported by and consistent with other aspects of Perrigo’s fiscal 2010 financial performance, including record sales, gross profit, cash flow from operations and earnings per share. All of these factors contributed to Perrigo’s strong performance in fiscal 2010.

In assessing individual performance in fiscal 2010 for purposes of determining whether adjustments should be made to the MIB payouts, the Committee focused on the personal efforts of participants to help Perrigo meet its financial, strategic and other goals. The CEO provided substantial input to the Committee regarding the personal performance of the other named executive officers in this respect and, in the case of the CEO, the Committee submits its recommendation to the independent directors for their approval. While the independent directors in the case of the CEO, and the Committee in the case of the other named executive officers, have the ability to adjust individual MIB payouts based on personal performance, no adjustments were made to any named executive officer’s MIB payout in fiscal 2010. The actual bonuses awarded to the named executive officers are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 26.

Stock-Based Compensation

Long-term stock-based compensation, which is awarded under our 2008 Long-Term Incentive Plan (the “LTIP”) that was approved by our shareholders on November 4, 2008 is intended to motivate and reward executives for creating shareholder value as reflected in the market price of Perrigo’s common stock. Awards under the LTIP may be in the form of stock options, stock appreciation rights or stock awards, including restricted shares or stock units, performance shares or stock units, and other stock unit awards. We provide long-term incentive opportunities solely through stock-based awards to the executive officers, management and other key employees. In fiscal 2010, about 360 employees received stock-based compensation.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s common stock. In addition, for performance-based restricted stock, shares are only earned if specified financial goals are achieved.

The Committee sets stock-based grant levels based on consideration of an executive’s position and performance, market median practices and the aggregate cost impact. Grants to named executive officers are subject to the approval of the Committee and, in the case of the CEO, the independent directors of the Board.

Since fiscal 2007, our long-term stock based compensation has consisted of a mix of three types of stock-based awards: stock options, service-based restricted stock units and performance-based restricted stock units. In developing this grant mix in 2007, the Committee considered the Company’s compensation philosophy and ongoing business strategy, reviewed market practices and alternative award types, and considered the overall cost impact to Perrigo of the various award types. In each subsequent year, the Committee has concluded that the current mix continues to support the key objectives of the Company’s long-term incentive program and the pay-for-performance philosophy. Consistent with our long-standing emphasis on performance-based compensation, the majority of the award opportunity is provided through performance-based awards in the form of stock options and performance-based restricted stock units. This provides a more balanced mix among the three award types while maintaining the emphasis on performance-based awards. A portion of the long-term incentive opportunity was granted in service-based restricted stock units in order to facilitate retention.

Since fiscal 2009, stock options vest approximately 33% per year beginning one year after grant, such that they will fully vest after three years. In the past, stock options fully vested after five years.

A description of each award type and the weighting of the total award opportunity (percent of the total targeted expected value) for fiscal 2010 are presented below.

•	Stock options (40% weighting):

-	Vest 33% per year beginning one year after grant (fully vest after three years).

-	Have a 10-year term, after which the options expire.

-	Exercise price equals the last reported sale price of Perrigo’s common stock on the grant date.

-

The ultimate value of the stock options that will be realized, if any, is not determinable until they are exercised. Stock options will have value only to the extent that the stock price increases above the option’s exercise price.

•	Service-based restricted stock units (30% weighting):

-	Vest 100% three years after grant.

-	Accrued dividends will be paid in cash at the end of the restriction period.

•	Performance-based restricted stock units (30% weighting):

-	Vesting dependent on the Company’s performance over a three-year period (fiscal 2010 to 2012).

-

Shares can be earned based on the three-year average return on invested capital (“ROIC”) growth (average of three discrete one-year ROIC goals, which are set based on the annual financial plan). The target goals are set at challenging levels requiring execution of each year’s financial plan.

-	Earned awards, if any, can range from 0% to 200% of the target number of shares.

At middle management levels, the fiscal 2010 award opportunity consisted solely of service-based restricted stock units. We believe this ensures the award has the strongest retention value for the cost to Perrigo, since service-based restricted stock is generally assigned the greatest value by recipients.

Since fiscal 2008, the Committee has approved using ROIC as the performance measure for performance-based restricted stock units. ROIC measures our ability to generate profits from the effective use of all capital invested in the business and is calculated by dividing Perrigo’s after tax operating profits by its net operating assets and liabilities. The ROIC target used for performance-based restricted stock units granted in fiscal 2010 was 28.7%. Performance-based restricted stock units are earned and vest, if at all, three years from the grant date depending on the Company’s performance over the respective three-year performance period.

In fiscal year 2007, the performance measure for performance-based restricted stock units was net income. With respect to the performance-based restricted stock units granted in fiscal year 2007 that vested in fiscal 2010, the vesting credit for the fiscal 2009 portion of the 2007 grant was 74% based on Perrigo’s fiscal 2009 net income growth. Given the 123% and 200% vesting credits for fiscal years 2007 and 2008, respectively, the full three-year vesting credit was 132% for the performance-based restricted stock units granted in fiscal 2007. These results are summarized in the chart below:

2007 Performance Share Awards

(Based on Company net income performance in fiscal years 2007, 2008 and 2009 and vested in fiscal year 2010)

	FY 2007	FY 2008	FY 2009
Maximum Performance (200% Payout)	10.0% NI Increase	26.5% NI Increase	37.2% NI Increase
Target Performance (100% Payout)	6.0% NI Increase	16.0% NI Increase	24.8% NI Increase
Threshold Performance (50% Payout)	4.0% NI Increase	10.7% NI Increase	16.5% NI Increase

Actual Performance	6.9% NI Increase	78.1% NI Increase	20.4% NI Increase

Percent Payout	123%	200%	74%
Full 3-year vesting = 132%

The actual number of restricted stock units in which each of the named executive officers vested in fiscal 2010 is listed under Number of Shares Acquired on Vesting in the Option Exercises and Stock Vested in Fiscal 2010 Year 2010 table on page 30.

The accounting cost of the stock-based awards is determined at the date of grant and accrued over the vesting service period. The ultimate expense for performance-based restricted stock is based on the number of shares earned.

The grant date fair value, as calculated under the applicable accounting standard (FASB ASC Topic 718), for the fiscal 2010 stock-based grants is presented in the Grants of Plan-Based Awards for Fiscal Year 2010 table on page 28.

Stock options and performance-based restricted stock are designed to be deductible by Perrigo for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). Accordingly, when executives exercise stock options or vest in performance-based restricted stock, they are taxed at ordinary income rates (subject to withholding), and Perrigo receives a corresponding tax deduction. The compensation expense associated with service-based restricted stock awards may not be tax deductible by Perrigo for federal income tax purposes under Section 162(m).

Beginning in fiscal 2010, our grant documents include a claw-back provision that allows Perrigo to recover incentive compensation paid to an executive based on Perrigo’s financial results if the results are later restated due to the individual’s misconduct, including without limitation fraud or knowing illegal conduct. In addition to aligning the language in the long-term incentive grants to the language previously included in the MIB documents, the Board believes that this change is consistent with market practices.

Annual Grant Timing

While the independent directors approve all stock-based awards for the CEO, the Committee approves all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels, during its regularly scheduled August meeting. All regular annual stock-based awards are granted on, and priced at the last reported sale price of Perrigo’s stock on, the fifth trading day after the day on which Perrigo publicly releases its year-end earnings for the fiscal year. Stock-based awards may be granted during the year to new hires or to existing employees under special circumstances (promotions, retention or performance) with the approval of the CEO.

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary as follows:

•	Chief Executive Officer: 5 times base salary

•	Executive Vice President: 3 times base salary

•	Senior Vice President: 2 times base salary

Stock ownership includes (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or restricted stock units, (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan, (v) unvested but earned performance-based restricted stock shares or units that have not been forfeited, and (vi) unvested restricted shares or restricted stock units that have not been forfeited.

In addition, until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares, payout of performance shares and any other vehicle through which the individual acquires shares. In particular, prior to obtaining the target ownership level, the executive officers are restricted from selling more than 50% of net shares obtained through our compensation programs. The only exceptions are if the participant tenders shares to pay taxes or, in the case of stock options, to pay the exercise price of the options. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of fiscal 2010, our executive officers, including our named executive officers, were in compliance with these guidelines.

Compensation Risk Assessment

At the Committee’s request, Meridian, the Committee’s independent consultant, conducted an assessment of the Company’s compensation policies and practices to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of the Company’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans) and long-term incentive arrangements (including stock option, restricted stock and performance share design) as well as potential mitigating factors such as stock ownership requirements and recoupment policies.

After considering the assessment of the Company’s compensation program by Meridian, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on the Company. Factors that led to this conclusion include:

•	Our overall compensation levels are generally within a competitive range of market.

•

Our compensation mix, which is described in detail above, is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that are based on total company financial performance, business unit financial performance, operational measures and individual performance, and (iii) for management level personnel, equity awards comprised of stock options, performance units and time-based restricted units. The Committee believes our compensation mix provides a balanced focus on achieving both short-term financial results and long-term value creation.

•

Through equity-based awards, a significant percentage of our management’s incentive compensation is based on the long-term performance of the total Company, which acts to mitigate any incentive to pursue strategies that might maximize the performance of a single operating division to the detriment of our Company as a whole.

•

We have the right to recover incentive compensation previously paid to an executive based on our financial results if the results are later restated because of the individual’s misconduct, including without limitation fraud or knowing illegal conduct.

•	Our incentive award program avoids steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•

Maximum payouts under both the MIB Plan and the LTIP are capped at 200% of the target amount, which mitigates excessive risk-taking since the maximum amount that can be earned in a single cycle is limited.

•

Our senior executives are subject to stock ownership guidelines that incentivize them to consider the long-term interest of Perrigo and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.

•

Our Board of Directors and the Committee annually review and approve incentive plan targets that they believe are attainable without the need to take inappropriate risk, and they retain a large amount of discretion to adjust compensation for quality of performance, individual performance and other factors.

Based on the foregoing, the Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Benefits and Perquisites

Retirement Benefits

We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the executive officers.

Executive Perquisites

We provide a limited number of perquisites to our named executive officers. For our U.S. named executive officers, benefits and perquisites may include supplemental long-term disability insurance premiums, executive physical exams, limited spousal travel and financial counseling/tax advice. For our named executive officer in Israel, we provide certain additional benefits and perquisites to match common practices in Israel and to comply with statutory requirements, including a car allowance, education fund, manager’s insurance and severance benefits.

Non-Qualified Deferred Compensation Plan

We maintain a Non-Qualified Deferred Compensation Plan that allows certain executives, including the named executive officers, to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, currently $49,000 ($54,000 for certain participants who are at least age 50). Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $245,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Instead, we provide affected employees, including the named executive officers, with the profit-sharing contributions and matching contributions under the Non-Qualified Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan in 2009 but for the limitations under the Code.

Employment Agreements (Severance Benefits)

Typically we do not enter into employment agreements with our executives. However, in order to recruit our CEO during fiscal 2007 and to consummate the acquisition of Agis in fiscal 2005, we entered into employment agreements with the CEO and our Israeli named executive officer. The agreements specify certain minimum pay levels, stock-based grants and severance benefits. If these officers were involuntarily terminated by Perrigo without cause or for good reason (as defined in the agreements), they would receive cash severance benefits, benefit continuation and continued vesting of certain stock-based awards. The circumstances under which severance benefits are triggered and the resulting payouts were set to recruit these officers and were generally consistent with market practices. There are no additional enhancements for a termination of employment following a change of control.

The key payment terms in the CEO’s agreement are summarized below. The other current agreement is discussed following the Summary Compensation Table beginning on page 27. Post-employment payments under employment agreements are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 31.

We do not have a formal severance, benefit continuation or change of control plan for the other named executive officers.

Compensation for the CEO

In order to recruit Mr. Papa to Perrigo, the Board of Directors felt it appropriate for us to enter into an employment agreement specifying certain compensation levels. This agreement became effective on October 9, 2006 (the “Effective Date”).

The initial annual compensation package was determined based on consideration of market practices and the executive’s experience. In addition, Mr. Papa received one-time equity grants upon his hire. Consistent with our emphasis on performance-based pay, the majority of Mr. Papa’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Papa’s compensation currently includes: a base salary; participation in the MIB Plan; annual grants of stock options, service-based restricted units and performance-based restricted stock units; and participation in Perrigo’s other employee benefit plans.

Additional key elements of Mr. Papa’s employment agreement are detailed below.

•	Mr. Papa serves on the Board of Directors pursuant to the terms of his agreement.

•

The initial term of this agreement commenced on the Effective Date and expires on the second anniversary of the Effective Date. Thereafter, the term is automatically extended for additional 12-month periods unless either Perrigo or Mr. Papa provides written notice of non-renewal to the other party at least 120 days before the last day of the then-current term.

•

Mr. Papa agrees that he will not, at any time during or after his employment with Perrigo, disclose any confidential information that he obtained during his employment. In addition, he agrees that for a period of two years following the date of the termination of his employment for any reason he will not compete (as defined in the agreement) with us. Furthermore, for a period of one year following the date of the termination of his employment for any reason, Mr. Papa agrees not to solicit for employment anyone who was an employee of Perrigo or its affiliates during the term of the agreement.

Further details regarding potential payments under this agreement upon a termination of employment are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 31.

Deductibility of Compensation

Code Section 162(m) limits the deductibility by Perrigo of compensation in excess of $1 million paid to each of the CEO and the next four most highly paid officers. Certain “performance-based compensation” is not included in compensation counted for purposes of the limit. The Committee attempts to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment to authorize compensation that may not be fully deductible where merited by the need to respond to changing business conditions or an executive officer’s individual performance.

Summary Compensation Table for Fiscal Year 2010

The following table summarizes the compensation of Joseph C. Papa, our President and CEO, Judy L. Brown, our Executive Vice President and Chief Financial Officer, and the three next most highly compensated executive officers of Perrigo serving at the end of fiscal year 2010. These individuals are sometimes referred to as the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Joseph C. Papa	2010	918,750	1,589,994	714,471	1,837,500	203,968	5,264,683
Chairman, President, Chief Executive Officer	2009	875,000	1,380,010	633,861	904,875	184,569	3,978,315
	2008	775,000	1,199,988	580,540	1,658,500	84,092	4,298,120

Judy L. Brown	2010	421,250	465,028	208,946	505,500	89,146	1,689,870
Executive Vice President, Chief Financial Officer	2009	385,000	414,569	190,432	251,328	66,674	1,308,003
	2008	341,250	309,017	149,487	460,100	48,708	1,305,562

John T. Hendrickson	2010	413,612	239,999	107,841	496,334	79,712	1,337,498
Executive Vice President, Global Operations and Supply Chain	2009	402,500	217,179	99,760	250,677	68,743	1,038,859
	2008	389,275	257,008	100,141	487,920	43,314	1,217,658

Todd W. Kingma	2010	413,612	416,992	187,386	496,334	69,359	1,583,683
Executive Vice President, General Counsel and Secretary	2009	402,000	401,377	184,368	262,426	64,000	1,314,171
	2008	386,250	320,989	155,291	513,600	30,623	1,406,756

Refael Lebel	2010	457,177	246,011	110,544	548,612	169,991	1,532,335
Executive Vice President, President, Perrigo Israel (1)	2009	449,023	246,003	112,987	237,084	122,965	1,168,062
	2008	385,622	290,013	116,106	509,320	107,377	1,408,438

1)	While Mr. Lebel was compensated in U.S. dollars, in April 2008 a change was made to compensate him in Israeli Shekels. The 2010, 2009, and applicable 2008 amounts included in this table for Mr. Lebel have been translated from Israeli Shekels to U.S. dollars at the rate of $3.784, $3.81 and $3.81, respectively.

2)	Represents the full grant date fair value of service-based and performance-based stock awards granted in the years shown, calculated in accordance with FASB ASC Topic 718. Stock awards include, service-based restricted stock units and performance-based restricted stock units. In accordance with SEC guidance, we have recomputed the amounts reported in this column (and the “Total” column) for fiscal 2009 and 2008 to conform to this manner of presentation. For the performance-based stock awards, the amounts reported were valued using the closing market price of our common stock on the date of grant assuming payout at target performance of 100%. These values were as follows: Mr. Papa, $794,997; Ms. Brown, $232,514; Mr. Hendrickson, $120,600; Mr. Kingma, $208,496; and Mr. Lebel, $123,000. The 100% target performance is based on the probable outcome of the relevant performance conditions as of the grant date. See the Grants of Plan-Based Awards for Fiscal Year 2010 Table for additional information regarding the full grant date fair value for all stock awards. Assuming payout at maximum performance of 200%, the full grant date fair value of performance-based stock awarded in fiscal 2010 would have been: Mr. Papa, $1,589,994; Ms. Brown, $465,028; Mr. Hendrickson, $239,999; Mr. Kingma, $416,992; and Mr. Lebel, $246,011.

3)	Represents the full grant date fair value of stock options granted in the fiscal years shown, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. Additional weighted average valuation assumptions related to option awards are included in Note J of the audited financial statements included in our Annual Report on From 10-K for the fiscal year ended June 28, 2008 and Note 12 of the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended June 27, 2009 and June 26, 2010. See the Grants of Plan-Based Awards for Fiscal Year 2010 Table for additional information regarding these awards.

4)	The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Management Incentive Bonus earned for the relevant fiscal year as described in the Compensation Discussion and Analysis section entitled Elements of Compensation – Annual Incentive Award Opportunities.

5)	The following table describes the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table:

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Registrant Contributions to Non-Qualified Plans	Insurance Premiums ($) (3)	Total ($)
Joseph C. Papa	30,350	23,128	147,826	2,664	203,968
Judy L. Brown	24,975	23,934	38,710	1,527	89,146
John T. Hendrickson	15,852	23,280	39,100	1,480	79,712
Todd W. Kingma	4,388	23,281	40,210	1,480	69,359
Refael Lebel	74,762	95,229	—	—	169,991

1)	Represents for Ms. Brown and Messrs. Papa, Hendrickson and Kingma some or all of the following perquisites: supplemental long-term disability, allowance for tax/financial planning services, personal travel and executive physical allowance. Represents for Mr. Lebel an automobile allowance of $25,809, social security reimbursement of $14,904, supplemental education fund contribution and other perquisites.

2)	Represents for Ms. Brown and Messrs. Papa, Hendrickson and Kingma Perrigo’s contributions to 401(k) and Profit Sharing Plans. Represents for Mr. Lebel Perrigo’s contributions to savings plans generally provided to employees in Israel, including education fund and manager’s insurance.

3)	Represents life insurance premiums paid by the Company.

Employment Agreement with Executive Vice President & President, Perrigo Israel

On November 14, 2004, we entered into an Employment Agreement with our Executive Vice President & President, Perrigo Israel, Refael Lebel. This agreement became effective upon the completion of our merger with Agis on March 17, 2005 and replaced Mr. Lebel’s prior employment agreement with Agis.

The Employment Agreement was further amended on May 1, 2008. Pursuant to the terms of that Amendment, Mr. Lebel will continue to serve as Executive Vice President of Perrigo Company; President, Perrigo Israel and as a member of Perrigo’s executive committee. Mr. Lebel’s primary duties will include daily leadership and coordination of the overall operation of the following businesses: 1) generic pharmaceuticals outside North America, 2) global API, 3) Israel-based Pharmaceuticals and Diagnostics, and 4) Israel-based pharmaceuticals operations, including monitoring achievement of operational and financial results and developing growth strategies to achieve ongoing objectives. The Amendment extends the term of the Employment Agreement until March 17, 2011. Mr. Lebel received an initial annual base salary of 1,670,000 Israeli Shekels (approximately $438,000 based on the 2008 exchange rate used in the Summary Compensation Table), subject to annual reviews for increases commencing on or around October 2008. He also has the opportunity to earn a target management incentive bonus of up to 60% of his annual salary and to participate in the LTIP. Mr. Lebel also receives various payments required under Israeli law, such as manager’s insurance, disability insurance and recreation funds as well as various perquisites customary in Israel, such as education funds, car allowance and other similar perquisites.

In conjunction with the May 2008 amendment, Mr. Lebel executed a Noncompetition and Nondisclosure Agreement, which restricts his ability to compete with Perrigo during the term of his Employment Agreement and for one year following the termination of his employment or, if Perrigo provides timely notice of non-renewal of his employment, through his last day of employment. This agreement also provides that Mr. Lebel will not during or at any time after his employment use, divulge, or convey secret or confidential information.

Further details regarding potential payments under this agreement upon a termination of employment are presented in Potential Payments Upon Termination or Change in Control beginning on page 31.

Grants of Plan-Based Awards for Fiscal Year 2010

The following table provides information regarding equity and non-equity awards granted to the named executive officers during fiscal year 2010.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Possible Payouts Under Equity Incentive Plans (4)			All Other Stock Awards (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Name	Grant Date (1)	Award Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Papa	8/13/2009		459,375	918,750	1,837,500	—	—	—	—	—	—	—
	8/25/2009	8/12/2009	—	—	—	—	26,447	52,894	—	—	—	794,997
	8/25/2009	8/12/2009	—	—	—	—	—	—	26,447	—	—	794,997
	8/25/2009	8/12/2009	—	—	—	—	—	—	—	71,380	30.06	714,471

Judy L. Brown	8/12/2009		126,375	252,750	505,500	—	—	—	—	—	—	—
	8/25/2009	8/12/2009	—	—	—	—	7,735	15,470	—	—	—	232,514
	8/25/2009	8/12/2009	—	—	—	—	—	—	7,735	—	—	232,514
	8/25/2009	8/12/2009	—	—	—	—	—	—	—	20,875	30.06	208,946

John T. Hendrickson	8/12/2009		124,084	248,167	496,334	—	—	—	—	—	—	—
	8/25/2009	8/12/2009	—	—	—	—	3,992	7,984	—	—	—	120,000
	8/25/2009	8/12/2009	—	—	—	—	—	—	3,992	—	—	120,000
	8/25/2009	8/12/2009	—	—	—	—	—	—	—	10,774	30.06	107,841

Todd W. Kingma	8/12/2009		124,084	248,167	496,334	—	—	—	—	—	—	—
	8/25/2009	8/12/2009	—	—	—	—	6,936	13,872	—	—	—	208,496
	8/25/2009	8/12/2009	—	—	—	—	—	—	6,936	—	—	208,496
	8/25/2009	8/12/2009	—	—	—	—	—	—	—	18,721	30.06	187,386

Refael Lebel	8/12/2009		137,153	274,306	548,612	—	—	—	—	—	—	—
	8/25/2009	8/12/2009	—	—	—	—	4,092	8,184	—	—	—	123,006
	8/25/2009	8/12/2009	—	—	—	—	—	—	4,092	—	—	123,006
	8/25/2009	8/12/2009	—	—	—	—	—	—	—	11,044	30.06	110,544

1)	Actual date of grant.

2)	Date on which the Compensation Committee, or in the case of Mr. Papa the Board, approved the award.

3)	These columns show the dollar range of payout targets for fiscal 2010 performance under the Management Incentive Bonus Plan as described in the section titled Elements of Compensation – Annual Incentive Award Opportunities in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. Beginning in fiscal year 2009, the maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Compensation Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2010 non-equity incentive awards were made in August 2010 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

4)	These columns show the range of performance-based restricted stock units that were granted in fiscal 2010 and that could be earned in fiscal 2012 under the LTIP, depending on whether specific financial goals are achieved in each of the three applicable performance years, as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The FASB ASC Topic 718 value of the fiscal 2010 performance-based restricted stock units granted on August 25, 2009 was $30.06 a share. These awards, to the extent earned, vest three years from the grant date.

5)	This column shows the service-based restricted stock units granted during fiscal 2010 under the LTIP as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. The FASB ASC Topic 718 value of the fiscal 2010 service-based restricted stock units granted on August 25, 2009 was $30.06 a share. These awards vest three years from the grant date.

6)	This column shows the stock options granted during fiscal 2010 under the LTIP as described in the section titled Elements of Compensation—Stock-Based Compensation in the Compensation Discussion and Analysis. The FASB ASC Topic 718 value of the fiscal 2010 stock options granted on August 25, 2009 is $10.01 a share. These options vest over three years.

7)	Amounts are computed in accordance with FASB ASC Topic 718 and are included in the Summary Compensation Table in the applicable columns titled “Stock Awards” and “Option Awards.” For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal Year End 2010

The following table sets forth information detailing the outstanding equity awards held by each of our named executive officers at June 26, 2010.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#) (3)	Market Value of Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (4)
Joseph C. Papa	10/9/2006	1,128	34,084	17.29	10/9/2016	—	—	—	—
	8/30/2007	41,613	62,418	20.50	8/30/2017	29,268	1,732,373	44,487	2,633,186
	8/25/2008	20,176	40,350	35.85	8/24/2018	19,247	1,139,230	22,904	1,355,688
	8/25/2009	—	71,380	30.06	8/24/2019	26,447	1,565,398	26,447	1,565,398

Judy L. Brown	9/14/2005	—	3,600	14.69	9/14/2015	—	—	—	—
	8/16/2006	—	10,326	15.47	8/16/2016	—	—	—	—
	8/30/2007	—	16,072	20.50	8/30/2017	7,537	446,115	11,456	678,081
	8/25/2008	—	12,122	35.85	8/24/2018	5,782	342,237	6,881	407,286
	8/25/2009	—	20,875	30.06	8/24/2019	7,735	457,835	7,735	457,835

John T. Hendrickson	8/16/2004	17,222	—	18.18	8/16/2014	—	—	—	—
	9/14/2005	—	10,152	14.69	9/14/2015	—	—	—	—
	8/16/2006	—	10,960	15.47	8/16/2016	—	—	—	—
	8/30/2007	7,178	10,767	20.50	8/30/2017	5,049	298,850	7,674	454,224
	8/25/2008	3,176	6,350	35.85	8/24/2018	3,029	179,287	3,605	213,380
	8/25/2009	—	10,774	30.06	8/24/2019	3,992	236,286	3,992	236,286

Todd W. Kingma	9/14/2005	—	7,200	14.69	9/14/2015	—	—	—	—
	8/16/2006	—	8,994	15.47	8/16/2016	—	—	—	—
	8/30/2007	4,000	16,696	20.50	8/30/2017	7,829	463,399	11,900	704,361
	8/25/2008	5,869	11,736	35.85	8/24/2018	5,598	331,346	6,662	394,324
	8/25/2009	—	18,721	30.06	8/24/2019	6,936	410,542	6,936	410,542

Refael Lebel	9/14/2005	—	8,000	14.69	9/14/2015	—	—	—	—
	8/16/2006	—	8,000	15.47	8/16/2016	—	—	—	—
	8/30/2007	—	12,483	20.50	8/30/2017	5,854	346,498	8,898	526,673
	8/25/2008	—	7,192	35.85	8/24/2018	3,431	203,081	4,083	241,673
	8/25/2009	—	11,044	30.06	8/24/2019	4,092	242,205	4,092	242,205

1)	For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

2)	Prior to fiscal year 2009, all stock option awards vested one-fifth per year over five years beginning on the anniversary of the grant. Beginning in fiscal year 2009, all stock option awards vest one-third per year over three years beginning on the anniversary of the grant.

3)	Service-based restricted stock units fully vest three years from the grant date.

4)	The market value of these unvested awards was calculated using the closing price of our common stock as of June 25, 2010, which was $59.19 a share.

5)	Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over a three-year period as more fully described in the section entitled “Stock-Based Compensation” in the Compensation Discussion and Analysis. As of June 26, 2010, the number of unearned units for the fiscal 2008 grant, granted on August 30, 2007, was calculated using vesting credits of 200% and 157% for fiscal years 2008 and 2009, respectively, based on our actual performance, and a targeted vesting credit of 100% for fiscal 2010. The number of unearned units for the fiscal 2009 grant, granted on August 25, 2008, was calculated using a vesting credit of 157% for fiscal 2009 based on our actual performance and a targeted vesting credit of 100% for both fiscal 2010 and 2011. The number of unearned units for the fiscal 2010 grant, granted on August 25, 2009, was calculated using a targeted vesting credit of 100% for fiscal years 2010, 2011 and 2012.

Subsequent to year end, the fiscal 2008 grant vested on August 19, 2010 and the actual number of performance-based restricted stock units earned were: Mr. Papa: 54,321; Ms. Brown: 13,988; Mr. Hendrickson: 9,370; Mr. Kingma: 14,530; and Mr Lebel: 10,865. The actual vesting credit for the fiscal 2010 portion of the 2008 grant was 200% based on our fiscal 2010 ROIC performance which, given the 200% and 157% vesting credits for fiscal years 2008 and 2009, respectively, resulted in a full three-year vesting credit of 186% for the performance-based restricted stock units granted in fiscal 2008.

Option Exercises and Stock Vested in Fiscal Year 2010

The table below provides information for each named executive officer concerning the exercise of stock options and the vesting of restricted stock during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Joseph C. Papa	20,000	465,776	23,591	473,608
Judy L. Brown	22,183	624,249	10,310	235,532
John T. Hendrickson	104,345	2,691,657	12,353	320,054
Todd W. Kingma	39,767	1,227,116	8,978	205,110
Refael Lebel	31,920	947,938	24,021	640,068

1)	The value realized on exercise was calculated using the difference between the exercise price of the option and the closing price of our common stock on the day the awards were exercised.

2)	Represents service-based restricted stock shares and units and performance-based restricted stock units issued under the 2008 LTIP.

3)	The value realized on vesting was calculated using the closing price of our common stock on the day the awards vested.

Non-Qualified Deferred Compensation in Fiscal Year 2010

The Perrigo Non-Qualified Deferred Compensation Plan allows certain senior executives to defer as much as 100% of base salary and 80% of incentive compensation. Participation in the plan is limited to senior executives. Amounts deferred under the Plan earn a return based on measurement funds made available to the participant and determined by the Retirement Plan Committee. These measurement funds mirror the investment choices available in our qualified deferred compensation plan (with the exception of our stock, which is not an investment option in the Non-Qualified Deferred Compensation Plan). In-service distributions are allowed under the Plan. Participants in the plan elect the form and timing of payment of their plan deferral account prior to the year in which it is deferred. Participants may elect to receive their accounts in a lump sum or in annual installments (up to fifteen years) upon separation from service. All participants in the Plan are treated as key employees by Plan rules (as defined in the applicable tax regulations) and therefore may not begin receiving distributions earlier than six months following termination of employment.

The following table sets forth information relating to the Perrigo Company Non-Qualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Perrigo Contributions in Last FY ($) (2)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Joseph C. Papa	182,246	147,826	118,877	—	1,442,878
Judy L. Brown	34,292	38,710	33,807	—	299,798
John T. Hendrickson	31,860	39,101	17,950	—	175,527
Todd W. Kingma	33,701	40,210	38,842	—	381,897
Refael Lebel	—	—	—	—	—

1)	Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table in the column entitled “Fiscal Year 2010/Salary”: Mr. Papa, $91,771; Ms. Brown, $9,292; Mr. Hendrickson, $21,833; and Mr. Kingma, $7,458; and the following additional amounts are included in the Summary Compensation Table in the column entitled “Fiscal Year 2010/Non-Equity Incentive Plan Compensation”: Mr. Papa, $90,475; Ms. Brown, $25,000; Mr. Hendrickson, $10,027; and Mr. Kingma, $26,243.

2)	These amounts are included in the Summary Compensation Table as fiscal year 2010 All Other Compensation.

3)	In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table as fiscal year 2009 compensation: Mr. Papa, $298,767; Ms. Brown, $38,208; Mr. Hendrickson, $32,475; and Mr. Kingma, $80,361; and as fiscal year 2008 compensation: Mr. Papa, $352,051; Ms. Brown, $25,000; Mr. Hendrickson, $3,208; and Mr. Kingma, $1,788.

Potential Payments Upon Termination or Change in Control

All of our named executive officers participate in our MIB Plan and LTIP, and our U.S.-based named executive officers participate in our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”). These plans may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Two of our named executive officers also will receive compensation under their employment agreements in the event of a termination of employment or a change-in-control of Perrigo. The Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each named executive officer, in addition to the amounts shown in the Non-Qualified Deferred Compensation table on page 30 in the event of his or her termination resulting from various scenarios and assuming a termination date of June 26, 2010, the last business day of our 2010 fiscal year, and a stock price of $59.19, our closing stock price on June 25, 2010, which is the last trading day before our fiscal year end. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
Joseph C. Papa
Cash Severance (1)	4,625,000	925,000	—	4,625,000	4,625,000
Equity Awards
Service-Based Restricted Stock	4,437,001	4,437,001	—	2,871,603	2,871,603
Performance-Based Restricted Stock (4)	7,028,871	7,028,871	—	4,946,863	4,946,863
Stock Options	6,864,140	6,864,140	—	5,366,066	5,366,066
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	22,955,012	19,255,012	0	17,809,532	17,809,532

Judy L. Brown
Cash Severance (2)	—	258,000	—	—	—
Equity Awards
Service-Based Restricted Stock	1,246,187	1,246,187	—	—	788,352
Performance-Based Restricted Stock (4)	1,957,091	1,957,091	—	—	1,348,171
Stock Options	2,124,495	2,124,495	—	—	1,714,545
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	5,327,773	5,585,773	0	0	3,851,068

John T. Hendrickson
Cash Severance (2)	—	249,690	—	—	—
Equity Awards
Service-Based Restricted Stock	714,423	714,423	—	—	478,137
Performance-Based Restricted Stock (4)	1,141,361	1,141,361	—	—	827,121
Stock Options	1,809,566	1,809,566	—	—	1,566,073
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	3,665,350	3,915,040	0	0	2,871,331

Todd W. Kingma
Cash Severance (2)	—	249,690	—	—	—
Equity Awards
Service-Based Restricted Stock	1,205,287	1,205,287	—	—	794,745
Performance-Based Restricted Stock (4)	1,909,707	1,909,707	—	—	1,363,679
Stock Options	2,178,847	2,178,847	—	—	1,781,766
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	5,293,841	5,543,531	0	0	3,940,190

Refael Lebel
Cash Severance (3)	731,483	274,306	—	731,483	731,483
Equity Awards
Service-Based Restricted Stock	791,784	791,784	—	791,784	791,784
Performance-Based Restricted Stock (4)	1,273,887	1,273,887	—	1,273,887	1,273,887
Stock Options	1,678,300	1,678,300	—	1,410,083	1,410,083
Other Benefits(3)	106,659	—	—	106,659	106,659

Total Estimated Incremental Value	4,582,113	4,018,277	0	4,313,896	4,313,896

1)	Mr. Papa: Cash Severance represents 24 months of salary ($1,850,000), 24 months of bonus ($1,850,000) and any earned prorated bonus ($925,000) if he leaves Perrigo because of a change in control, without cause or for good reason, or involuntary termination for economic reasons. Cash Severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement.

2)	Ms. Brown, Mr. Hendrickson and Mr. Kingma will receive cash severance for any earned prorated bonus if their employment is terminated because of death, disability or retirement.

3)	Mr. Lebel: Cash Severance represents 12 months of salary ($457,177), 12 months of bonus ($274,306) if he leaves Perrigo because of a change in control, without cause or for good reason, or involuntary termination for economic reasons. Cash Severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement. Other Benefits represents 12 months of Company contributions made to manager’s insurance, disability fund, education fund and recreation fund.

4)	Performance-based restricted stock units were valued based on a full three-year vesting credit of 186%, 152% and 133% for the fiscal 2008, 2009 and 2010 grants, respectively. The full three-year vesting credit for each fiscal year was calculated based on the actual vesting credit of 200% for the fiscal 2010 portion of each grant, which was based on our fiscal 2010 ROIC performance. The fiscal 2009 and 2010 full three-year vesting credit used a target performance of 100% for performance in any future fiscal year.

Compensation payable to our two named executive officers who have employment agreements with us in the event of a termination or a change-in-control of Perrigo is as follows:

Employment Agreement with Chief Executive Officer

Under Mr. Papa’s employment agreement, his employment may be terminated during the term of this agreement under the following circumstances:

•	upon Mr. Papa’s death or disability;

•	by Perrigo for cause (as defined in the agreement);

•	by Mr. Papa upon 30 days’ written notice;

•	by mutual agreement;

•	by Perrigo without cause upon 30 days’ written notice; or

•	by Mr. Papa with good reason (as defined in the agreement).

If Mr. Papa’s employment is terminated during the term of this agreement for any reason, he will receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Papa’s employment is terminated as a result of death or disability, Mr. Papa also will receive a pro rata management incentive bonus for the portion of the year he was employed. If we terminate Mr. Papa’s employment for cause, he will receive compensation and benefits earned to date, but he will forfeit any options (whether vested or unvested), restricted stock and unvested benefits. Any salary and unused vacation days will be paid to Mr. Papa in a lump sum as soon as practicable following the date of termination. Other benefits will be paid to Mr. Papa in accordance with applicable law and the terms of any applicable plan or arrangement.

If during the term of this agreement Mr. Papa’s employment is terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he will also be entitled to compensation and benefits earned to that date, as well as:

•	payment of an amount equal to 24 months of his then-current salary and target bonus, payable in regular payroll installments;

•

continued vesting as if he had remained employed with Perrigo of the stock option and restricted stock awards granted to him on the Effective Date and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, (ii) 30 days after the last vesting date of an option that vests after termination, or (iii) any later applicable date specified in the Long Term Incentive Award Agreement (“Award Agreement”) pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the Award Agreement;

•

continued vesting for a period of 24 months of all other stock option and restricted stock awards granted to him, and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, or (ii) any later applicable date specified in the Award Agreement pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the Award Agreement; and

•	a pro rata management incentive bonus for the portion of the year he was employed.

Employment Agreement with Executive Vice President & President, Perrigo Israel

In the event Mr. Lebel’s employment agreement terminates due to non-renewal, then he will be entitled to vest (whether or not his employment terminates) as of the date of the notice of non-renewal in that number of unvested stock options and restricted stock awards that would have vested during the 24-month period following the end of the agreement term.

If Mr. Lebel’s employment is terminated for any reason, he will receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Lebel resigns for “good reason” or if we terminate his employment “without cause”, each as defined in the employment agreement, then, in addition to receiving earned compensation and benefits, he will receive his prorated bonus for the year in which the termination occurs; his salary, entitled bonus and benefits for the greater of 12 months or the balance of the employment agreement; immediate vesting of his restricted stock; and immediate vesting of his stock options that would have otherwise vested within the following 24 months. Any salary and unused vacation days will be paid in a lump sum as soon as practicable following the date of termination. Other benefits will be paid in accordance with applicable law and the terms of any applicable plan or arrangement.

Under his employment agreement, Mr. Lebel is also entitled to all accrued payments due to him under his previous employment agreement with Agis.

Payments Under the Management Incentive Bonus Plan

Generally, no portion of the payments under the MIB Plan is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the first day of the following fiscal year. The MIB Plan, however, may require us to make payments to named executive officers who are no longer employed by us on the first day of the following fiscal year under the following circumstances:

•	retirement at age 65 or older;

•	retirement at age 60 or older with at least 10 years of service;

•	early retirement of a named executive officer under an early retirement plan;

•	permanent disability as determined by the Compensation Committee; or

•	death.

Under all circumstances listed above, the named executive officer, or his or her estate in the case of death, will be entitled to a pro rata portion of any payment under the MIB Plan for that fiscal year, computed to the date of the termination. In addition, the CEO, in his sole discretion, may make exceptions to the circumstances listed above and allow payments in the event of other types of termination.

A named executive officer eligible to receive a post-termination payment under the MIB Plan will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement; his or her (i) outstanding options will immediately vest in full and (ii) restricted stock units and performance-based restricted stock units will be free of any restriction period. The outstanding options may be exercised in whole or in part by the participant or his or her fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, he or she may exercise his or her options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, restricted stock units and performance-based restricted stock units that are not vested on the termination date, but are scheduled to vest during the 24-month period according to the vesting schedule in effect prior to the termination date will vest as if the participant had continued to provide services to us during the 24-month period. Any options, restricted stock units and performance-based restricted stock units, that are not scheduled to vest during the 24-month period will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than their respective expiration dates.

Upon an event of termination for any reason during the restriction period, restricted shares and stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. We may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares, except for restricted share awards that are intended to comply with certain performance-based compensation requirements.

If a named executive officer is terminated for cause, any restricted shares or units subject to a restriction period will be forfeited and his or her right to exercise his or her options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise his or her options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or restricted stock units and performance-based restricted stock units that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death), at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

In the event of a change in control (as defined in the LTIP), options, restricted stock units and performance-based restricted stock units outstanding under the LTIP as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and the restricted shares and units will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, he or she will receive a termination benefit under the Deferred Compensation Plan equal to his or her vested account balance. The Non-Qualified Deferred Compensation in Fiscal Year 2010 table on page 30 reflects account balances as of the end of our 2010 fiscal year.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when he or she began participation in the plan or as he or she subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, he or she will be deemed to have elected to be paid in a lump sum. Payments generally will be made no later than 60 days after the named executive officer terminates his or her employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before he or she commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than 60 days after the last day of the plan year in which the named executive officer dies.

Compensation Committee Report

The Compensation Committee of the Perrigo Company Board of Directors consists of three directors, each of whom is independent, as defined under SEC rules and the NASDAQ listing standards, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 26, 2010.

THE COMPENSATION COMMITTEE

Michael J. Jandernoa, Chair

Ellen R. Hoffing

Ran Gottfried

Equity Compensation Plan Information

The table below provides information about Perrigo’s common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of June 26, 2010. Shareholder-approved plans include our LTIP, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTIP.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	1,828,608	$21.46	3,963,656	(1)
Equity compensation plans not approved by shareholders	0	—	0
Total	1,828,608	$21.46	3,963,656

(1)	All of these shares were available for issuance under our LTIP. Excludes 538,689 shares of unvested restricted stock awards and unvested restricted stock units. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the plan.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring: (1) Perrigo’s accounting and financial reporting principles and policies; (2) Perrigo’s financial statements and the independent audit thereof; (3) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (4) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (5) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent, as such term is defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Committee.

In connection with the June 26, 2010 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 26, 2010.

THE AUDIT COMMITTEE

Laurie Brlas, Chair

Gary K. Kunkle, Jr.

Ben-Zion Zilberfarb

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Eleven directors currently serve on our Board of Directors. The directors are divided into three classes, with one class of directors standing for election each year, generally for a three-year term. At this Annual Meeting, you will be asked to elect three directors. Each director will serve for a term of three years, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause. The remaining seven directors will continue to serve on the Board as described below.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we look at:

•	the overall mix of their skills and experience,

•	how active they are in understanding our business and participating in meetings; and

•	their character, integrity, judgment, record of achievement, diversity and independence.

We also look at a director’s ability to contribute to the Board, the time he or she has available and his or her participation on other boards because we believe these are important factors that enhance the quality of the Board’s decision-making and its oversight of management and our business affairs overall. Finally, while diversity is also considered when assessing directors for the Board, Perrigo has no formal policy on Board diversity.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our code of conduct, including conflict of interest disclosure requirements;

•	develop an understanding of our strategy, business environment and operations, the markets we operate in and our financial position and performance;

•	diligently prepare for each Board and Committee meeting by reviewing all of the meeting materials he or she receives in advance;

•	actively and constructively participate in each meeting and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;

•	participate in continuing education programs, as appropriate; and

•	participate in the Board and Committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and academic experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience in either the corporate or academic sectors, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” on page 10. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

The nominees for this year, Laurie Brlas, Michael J. Jandernoa and Joseph C. Papa, are currently Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you do not specify how you want your shares voted, we will vote them FOR the election of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE

2010 ANNUAL MEETING

For a three-year term expiring at the 2013 Annual Meeting of Shareholders

Laurie Brlas, 52, has been a director of Perrigo since August 2003 and has served as Chair of the Audit Committee since October 2004. Since March 2008, Ms. Brlas has served as Executive Vice President, Chief Financial Officer of Cliffs Natural Resources, Inc. (formerly Cleveland-Cliffs, Inc.), the largest producer of iron ore pellets in North America. Previously at Cliffs Natural Resources, Inc., Ms. Brlas served as Senior Vice President, Chief Financial Officer from December 2006 to March 2008 and Senior Vice President, Chief Financial Officer and Treasurer from December 2006 to November 2007. Prior to that Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation from April 2000 through November 2006. From September 1995 through March 2000, Ms. Brlas held various positions with Office Max, Inc., most recently as Senior Vice President and Corporate Controller. Ms. Brlas also served as a director for Nova Chemicals from September 2008 to July 2009.

Director Qualifications:

•

Leadership and operating experience – current Chief Financial Officer of Cliffs Natural Resources, Inc., previous executive leadership roles at STERIS Corporation, a provider of healthcare products and services, and Office Max.

•

Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit company boards, including service as a director of Perrigo since 2003 and Audit Committee Chair 2004.

•

Accounting and financial expertise – a certified public accountant and currently designated as an “Audit Committee Financial Expert” given her skills and attributes acquired through relevant education and work experience.

Michael J. Jandernoa, 60, has been a director of Perrigo since January 1981 and has served as the Chair of the Compensation Committee since October 2007. He served as Perrigo’s Chief Executive Officer from February 1988 through April 2000 and as Chairman of the Board from October 1991 to August 2003. Mr. Jandernoa also served in various other executive capacities with Perrigo since 1979. He is a general partner of Bridge Street Capital Fund 1, LLP; was a director of Fifth Third Bank – West Michigan, a Michigan banking corporation from December of 2004 to December 2009; and a director of Steelcase, Inc., a manufacturer of casegood products and furniture systems for the office furniture industry from June 2002 to March 2010. Mr. Jandernoa also serves on the Board of the Strategic Economic Investment and Commercial Board (SEIC) (formerly Michigan Technology Tri-Corridor and Life Science Corridor).

Director Qualifications:

•

Leadership, operating and marketing experience – former Chief Executive Officer and Chairman of the Board of Perrigo Company as well as current leadership roles in numerous other businesses related to the pharmaceutical industry.

•	Industry knowledge – former CEO and Chairman of Perrigo Company with extensive experience and knowledge in the development and marketing of store brand consumer healthcare products.

•

Board and governance experience – extensive board and corporate governance experience from current and previous service as a Chairman of the Board and a director of public, private and non-profit companies with extensive experience on Audit, Nominating & Governance and Compensation Committees.

Joseph C. Papa, 55, joined Perrigo in October 2006 as President and Chief Executive Officer and was elected to the Board of Directors in November 2006 and appointed Chairman of the Board in October 2007. He previously served as Chairman and Chief Executive Officer of the Pharmaceutical and Technologies Services segment of Cardinal Health, Inc. from December 2004 to October 2006. Prior to that position he served as President and Chief Operating Officer of Watson Pharmaceuticals, Inc. from 2001 to 2004. Additionally, he has held management positions at DuPont Pharmaceuticals, Pharmacia Corporation, G.D. Searle & Company and Novartis AG. Mr. Papa is a director of Smith & Nephew, a developer of advanced orthopedic medical devices.

Director Qualifications:

•

Leadership, operating and marketing experience – current Chief Executive Officer, President and Chairman of the Board of Perrigo Company as well as previous executive leadership roles at other pharmaceutical companies.

•

Industry knowledge marketing and global business experience – over 30 years of experience in the pharmaceutical industry, including the development and commercialization of products for the US and European markets.

•	Board and governance experience – board and corporate governance experience from current service as a director at Perrigo and another global public company.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2011 Annual Meeting of Shareholders

Moshe Arkin, 57, has been a director of Perrigo since March 2005 and served as Vice Chairman of Perrigo from March 2005 until his retirement on March 17, 2008. He served as Chairman of the Board of Directors and was the principal shareholder of Agis Industries (1983) Ltd., now known as Perrigo Israel Pharmaceuticals Ltd., from its establishment in 1983 (and prior to that of its affiliated companies) until its acquisition by Perrigo in March 2005. He also served as President of that company from December 2000 until March 2008. Since September 2007, Mr. Arkin has served as Chairman of the Board for Exalenz Bioscience Ltd., a developer of specialized medical diagnostic equipment, and since October 2006 he has served as Chairman of the Board for Mobile Solid, a developer of software solutions for mobile devices. He was also chairman and director of Bezeq, an Israeli Telecommunication Company, from October 2005 to June 2007. Mr. Arkin resides in Israel.

Director Qualifications:

•

Leadership and operating experience – Former Vice Chairman of Perrigo Company and former Chief Executive Officer and President of Agis Industries. Also, current Chairman of public company boards and director on private company and non-profit boards.

•

Board and corporate governance experience – board and corporate governance experience from current and previous service as a Chairman of the Board and director of public, private and non-profit companies.

•

Industry knowledge – global business experience – extensive knowledge and experience in the pharmaceutical industry, including product development, marketing and distribution of pharmaceutical products on a global basis.

Gary K. Kunkle, Jr., 63, has been a director of Perrigo since October 2002 and has served as Lead Independent Director from August 2007 to August 2008 and since August 2009. He also served as the Chair of the Compensation Committee from May 2006 until October 2007. Mr. Kunkle served as Chairman and Chief

Executive Officer of DENTSPLY International Inc., a manufacturer and marketer of products for the professional dental market, from January 2004 until his retirement in December 2006. He previously served as President and Chief Operating Officer of DENTSPLY from January 1997 to December 2003. He also was a director of that company from March 2002 until December 2006. From January 1994 to December 1996, he served as President of Vistakon, a division of Johnson & Johnson.

Director Qualifications:

•

Leadership and operating experience – former Chief Executive Officer and Chairman of a global dental product corporation as well as previous executive management roles within the health science and pharmaceutical industries.

•

Board and corporate governance experience – board and corporate governance experience from service as a director of Perrigo since 2002, including service as current Lead Independent Director and previous membership on Compensation and Nominating & Governance Committees.

•

Industry knowledge – extensive experience within the dental supply and pharmaceutical industries, including product development, marketing and distribution of pharmaceuticals and other products on a global basis.

Herman Morris, Jr., 59, has been a director of Perrigo since December 1999 and has served as Chair of the Nominating & Governance Committee since October 2007. Since October 2009 he has been City Attorney of the City of Memphis. From September 2006 to October 2009, he was in the private practice of law in Memphis, Tennessee. From April 2006 to September 2006, Mr. Morris was Vice President and General Counsel of Pinnacle Airlines. Mr. Morris was a partner in the Baker, Donaldson, Bearman, Caldwell and Berkowitz law firm in Memphis, Tennessee from April 2004 to June 2006. He served as President and Chief Executive Officer of Memphis Light, Gas and Water Division from August 1997 until January 2004. Prior to that, Mr. Morris was General Counsel of Memphis Light, Gas and Water Division.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.

•

Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies, including service as a director of Perrigo since 1999 and Chair of our Nominating & Governance Committee since 2006.

•	Legal experience – extensive legal experience in both the public and private sectors.

Ben-Zion Zilberfarb, 60, has been a director of Perrigo since February 2007. Since 1978 he has served as a consultant and director for private and public companies in the areas of banking, insurance and private capital. He also has served as a Professor of Economics at Bar-Ilan University and the Edmond de Rothschild Professor of Global Asset Management at Netanya Academic College since 1988 and 2004, respectively. From 1998 to 1999 he was Director General of Israel’s Ministry of Finance. He is a Board member and Chairman of the Audit Committee for Delek Group, a holding and management company investing in Israel and abroad; and a director for the Israel Discount Bank, both of which are traded on the Tel Aviv Stock Exchange. He was a member of the Board and Audit Committee of FundTech, Ltd. from 2002 to 2007, a Board member and Chairman of the Audit Committee for Brimag Digital Age, a distributer of electrical appliances, from 2004 to 2007 and a Board member and Chairman of the Audit Committee of Partner Communication, a cellular phone company, from 2000 to 2006. Mr. Zilberfarb resides in Israel.

Director Qualifications:

•	Leadership experience – various leadership roles within higher education, government and financial institutions.

•

Board and corporate governance experience – current and prior board and committee memberships within the financial industry and academic institutions as well as private and public companies; current and prior audit committee chair on public boards.

•	Academic and financial expertise – years of leadership experience at academic and public sector institutions on financial issues.

Term Expiring at the 2012 Annual Meeting of Shareholders

Gary M. Cohen, 51, has been a director of Perrigo since January 2003 and served as Lead Independent Director from August 2008 to August 2009. Since June 2006, he has served as Executive Vice President of Becton, Dickinson and Company (“BD”), a provider of medical supplies, devices, laboratory equipment and diagnostic systems. He also served as President of BD Medical, one of three business segments of BD, from May 1999 until June 2006. Mr. Cohen has been an executive officer of BD in various capacities since October 1996. Mr. Cohen presently serves as a director and secretary of the United States Fund for UNICEF and director of the Centers for Disease Control (CDC) Foundation, as well as chairperson of the CDC Corporate Roundtable, and a director of the Accordia Global Health Foundation.

Director Qualifications:

•	Leadership and operating experience – currently an Executive Vice President at a global medical technology company as well as years of service in previous executive officer roles of varying degrees.

•

Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit company boards, including service as a director of Perrigo since 2003.

•	Industry knowledge – extensive experience in the pharmaceutical, medical supply and diagnostic equipment industries.

David T. Gibbons, 67, has been a director of Perrigo since June 2000. Between March 2008 and February 2009, he served as Interim Chief Executive Officer of Cott Corporation, a leading provider of non-alcoholic beverages and store brand soft drinks. He has served on Cott’s Board of Directors since 2007 and is currently Chairman of the Board. Mr. Gibbons served as Executive Chairman of Perrigo from October 9, 2006 until his retirement in March 2007. Prior to that, Mr. Gibbons served as the President and Chief Executive Officer of Perrigo from May 2000 to October 2006 and as Chairman of the Board from August 2003 to October 2007. He served as President of Rubbermaid Europe from August 1997 to April 1999 and as President of Rubbermaid Home Products from December 1995 to August 1997. Prior to joining Rubbermaid, Mr. Gibbons served in a variety of general management, sales and marketing positions during his 27-year career with 3M Company. Mr. Gibbons was also a director of Robbins & Myers, Inc., a supplier of application-critical equipment and systems to the global pharmaceutical, energy and industrial markets. Mr. Gibbons served as a director of Banta Corp, a diversified printing company, from 2003 to 2006.

Director Qualifications:

•	Leadership, operating and marketing experience – former Chief Executive Officer and Chairman of the Board of both Perrigo Company and Cott Corporation.

•

Board and governance experience – extensive board and corporate governance experience from current and prior service as a Chairman of the Board director and committee member on public, private and non-profit company boards.

•	Industry knowledge – former CEO and Chairman of Perrigo Company with extensive experience and knowledge in the development and marketing of store brand consumer healthcare products.

Ran Gottfried, 66, has been a director of Perrigo since February 2006. From July 2006 until December 2008, Mr. Gottfried served as Chairman and CEO of Powerpaper Ltd., a leading developer and manufacturer of micro-electrical cosmetic and pharmaceutical patches. Since 1975 he has served as a CEO, consultant and director of private and public companies in Israel and Europe in the areas of retail and distribution, pharmaceuticals, and telecommunications. From January 2001 until December 2005, he served as Chairman of Magnolia Silver Jewelry, Ltd. Mr. Gottfried also served as an advisor to Careline-Neca, a consumer division of Perrigo’s Israeli subsidiary from 2004 until March 2007, when his consulting ended. Mr. Gottfried was a director of Agis from 2003 until its acquisition by Perrigo in March 2005. Mr. Gottfried was also a director of Bezeq, Israel’s leading telecommunications provider until April of 2010. Mr. Gottfried resides in Israel.

Director Qualifications:

•	Leadership, operating and global business experience – current CEO, consultant and director of private and public companies in Israel and Europe.

•

Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public, private and non-profit company boards.

•	Industry knowledge, product development, marketing and global – experience as a consultant to the pharmaceutical and consumer products industries for numerous years.

Ellen R. Hoffing, 53, has been a director of Perrigo since July 2008. Since September 2009, Ms. Hoffing has served as Chief Operating Officer and Co-President of Neos Therapeutics, a privately held specialty pharmaceutical company that focuses on extended release liquid drug development. From September 2006 until September 2009, she served as President and Chief Executive Officer of Applied NeuroSolutions, Inc., a development stage biopharmaceutical company focused on diagnostics and therapeutics for the treatment of Alzheimer’s disease. She has also served as Chairman of Applied NeuroSolutions’ Board of Directors since December 2007 and remains in that role. Ms. Hoffing’s extensive experience in the pharmaceutical industry includes senior positions at American Pharmaceutical Partners, from March 2005 to November 2005, Baxter Healthcare, from November 2002 to March 2005, and G.D. Searle, from September 1983 to October 2000.

Director Qualifications:

•	Leadership, operating and global business experience – current Chief Operating Officer and co-President of a pharmaceutical company, previous Chief Executive Officer of a biopharmaceutical company.

•

Board and corporate governance experience – board and corporate governance experience from service as the current Chairman of a privately held specialty pharmaceutical company; current member of Perrigo’s Compensation Committee.

•	Industry knowledge – extensive experience in varying roles within the pharmaceutical industry, including product development, marketing and distribution of pharmaceutical products globally.

The Board of Directors unanimously recommends a vote FOR each of the director nominees

Proposal 2 – Ratification of Appointment of our

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to serve as our independent registered public accounting firm for fiscal 2011. While not required, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required for ratification.

If the appointment is not ratified, it will be regarded as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for fiscal year 2011. In that event, the Audit Committee may still decide to retain E&Y for fiscal year 2011. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Perrigo and its shareholders. We expect representatives of E&Y to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

E&Y has acted in this capacity since June 29, 2008. E&Y has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

The Audit Committee first selected E&Y to serve as our independent registered public accounting firm for the 2009 fiscal year ending June 27, 2009. During fiscal years 2009 and 2010, we retained E&Y to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2009		Fiscal Year 2010
Audit Fees	$1,895,000	Audit Fees	$2,453,000
Tax Fees	941,000	Tax Fees	2,266,000

Total	$2,836,000	Total	$4,719,000

Tax fees include amounts incurred for tax planning and compliance services.

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All auditing and other services performed by our independent registered public accountants in fiscal 2010 were approved in accordance with the Audit Committee’s policy.

The Board of Directors unanimously recommends that shareholders vote

FOR ratification of the appointment of Ernst & Young LLP as our

Company’s independent registered public accounting firm for fiscal 2011

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 26, 2010, including financial statement schedules, which is on file with the Securities and Exchange Commission, is included in the Annual Report delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Todd W. Kingma, Secretary, Perrigo Company, 515 Eastern Ave., Allegan, MI 49010.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on October 27, 2010:

The Notice of Annual Meeting, Proxy Statement and our 2010 Annual Report are available electronically at http://www.perrigo.com/proxymaterials.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

The Proxy Materials are available for review at:

www.perrigo.com/proxymaterials

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Perrigo Company

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 27, 2010.

The undersigned appoints Judy L. Brown and Todd W. Kingma, or either of them, with full power of substitution as attorneys and proxies to vote as designated, with all powers which the undersigned would possess if personally present, all the shares of Common Stock of Perrigo Company held of record by the undersigned on September 3, 2010 at the Annual Meeting of Shareholders to be held on October 27, 2010 or any adjournment thereof.

This proxy also provides voting instructions to the trustee under the Perrigo Company Profit Sharing Plan and directs the trustee to vote all the shares of Common Stock of Perrigo Company allocated to the undersigned’s account as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

If you vote by telephone or Internet, please do not send your proxy by mail.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Election of Directors whose three-year term of office will expire in 2013:	01 - Laurie Brlas	02 - Michael J. Jandernoa	03 - Joseph C. Papa

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above

		01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.	☐	☐	☐	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears in the ownership certificate provided by the TASE clearing house member. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from your bank, broker or other TASE Clearing House member through which your shares are registered, to

Perrigo Company, P.O. Box 34003, Tel Aviv, Israel 61340

so your shares may be represented at the Meeting.

The Proxy Materials are available for review at:

www.perrigo.com/proxymaterials

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Perrigo Company

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 27, 2010.

The undersigned appoints Judy L. Brown and Todd W. Kingma, or either of them, with full power of substitution as attorneys and proxies to vote as designated, with all powers which the undersigned would possess if personally present, all the shares of Common Stock of Perrigo Company held of record by the undersigned on September 3, 2010 at the Annual Meeting of Shareholders to be held on October 27, 2010 or any adjournment thereof.

This proxy also provides voting instructions to the trustee under the Perrigo Company Profit Sharing Plan and directs the trustee to vote all the shares of Common Stock of Perrigo Company allocated to the undersigned’s account as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

6:00 a.m., Eastern Standard Time, on Wednesday, October 27, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/PRGO • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Election of Directors whose three-year term of office will expire in 2013:	01 - Laurie Brlas	02 - Michael J. Jandernoa	03 - Joseph C. Papa

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above

		01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.	☐	☐	☐	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign exactly as your name(s) appear on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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